Exhibit 99.1

Snap-on Incorporated

401(k) Savings Plan

Financial Statements as of and for the

Years Ended December 31, 2014 and 2013,

Supplemental Schedule as of December 31,

2014, and Report of Independent Registered

Public Accounting Firm

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

NOTE:

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Retirement Plans Committee

Snap-on Incorporated 401(k) Savings Plan

Kenosha, WI 53143

We have audited the accompanying statements of net assets available for benefits of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) as of December 31, 2014 and 2013, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for benefits for the years then ended in accordance with accounting principles generally accepted in the United States.

The supplemental information in the accompanying schedule of assets (held at end of year) has been subjected to audit procedures performed in conjunction with the audit of the Snap-on Incorporated 401(k) Savings Plan’s financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements, but includes supplemental information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Wipfli LLP

June 24, 2015

Milwaukee, Wisconsin

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS:
Investments:
Mutual funds and common collective trust funds	$390,082,068	$362,696,150
Snap-on common stock	41,136,041	31,823,664

Total investments	431,218,109	394,519,814
Receivables:
Notes receivable from participants	8,238,862	7,673,432
Company contributions	518,034	464,027

Total receivables	8,756,896	8,137,459

NET ASSETS AVAILABLE FOR BENEFITS — At fair value	439,975,005	402,657,273

Adjustments from fair value to contract value for interest in fully benefit-responsive investment contracts	(665,769)	(602,939)

NET ASSETS AVAILABLE FOR BENEFITS	$439,309,236	$402,054,334

See notes to financial statements.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

	2014	2013
INVESTMENT INCOME:
Net appreciation in fair value of investments	$22,049,385	$54,688,886
Interest and dividend income	12,290,825	10,935,457

Total investment income	34,340,210	65,624,343

Interest income on notes receivable from participants	338,217	303,136

CONTRIBUTIONS:
Participants	23,289,867	22,086,385
Company	6,808,764	6,372,792
Rollovers	1,035,690	604,137

Total contributions	31,134,321	29,063,314

Total additions	65,812,748	94,990,793

DEDUCTIONS:
Benefits paid to participants	(28,212,960)	(22,563,235)
Administrative expenses	(344,886)	(154,951)

Total deductions	(28,557,846)	(22,718,186)

NET INCREASE	37,254,902	72,272,607

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	402,054,334	329,781,727

End of year	$439,309,236	$402,054,334

See notes to financial statements.

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

1.	DESCRIPTION OF PLAN

General — The following brief description of the Snap-on Incorporated 401(k) Savings Plan (the “Plan”) is provided for general information purposes only. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. Participants should refer to the Plan document for more complete information.

The Plan was adopted effective January 1, 1992, and amended and restated January 1, 2011. The purpose of the Plan is to provide eligible employees an opportunity to accumulate savings on a tax-advantage basis.

Plan Administration — The Plan’s assets are held by T. Rowe Price Trust Company (“T. Rowe Price” or the “Trustee”). Participant contributions and Snap-on Incorporated (“Snap-on” or the “Company”) matching contributions are remitted to the Trustee. The Trustee invests cash received, interest and dividend income and makes distributions to participants. The Plan is administered by the Company and T. Rowe Price Retirement Plan Services, Inc.

Eligibility — Substantially all full time domestic employees of the Company and its subsidiaries who have attained age 18 are participants in the Plan. Substantially all temporary domestic employees of the Company and its subsidiaries who have attained age 21 with one year of service are also participants in the Plan.

Contributions — Eligible employees are able to make contributions to the Plan via wage deferral agreements. The annual maximum contribution per participant is limited to the lesser of (a) the maximum Section 401(k) contribution allowed under the Internal Revenue Code (“IRC”); or (b) 50% of the participant’s compensation (10% for highly compensated employees). In addition, participants age 50 and older are allowed to make catch-up contributions, subject to IRC limitations. Participants may also contribute distributions from other qualified plans (“rollovers”). Participants allocate their account balances between various investment options including mutual funds, common collective trust funds and Snap-on common stock.

Participants meeting certain criteria, as defined in the Plan document, are eligible for a matching contribution (“Company Match”) in amounts determined at the discretion of the Company. Matching contributions for each eligible participant were made in 2014 and 2013 at each pay period in an amount equal to 50% of the eligible participant’s Section 401(k) contributions, not to exceed a maximum of 6% of the eligible participants’ pay. An additional Company contribution is made on an annual basis for participants employed at Mitchell Repair Information Company (“Mitchell”), a subsidiary of the Company, at the rate of 2% of such participants’ annual pay.

Funding — The Company remits participant elective contributions and Company matching contributions as soon as practical after the elective contributions have been withheld from participant wages; the 2% annual Mitchell contribution is remitted annually.

Participant Accounts — Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the participant’s contributions and allocations of (a) the Company Match, when applicable; and (b) Plan earnings. Each participant’s account is also charged with withdrawals and, if applicable, an allocation of administrative expenses. Participants are entitled to their vested account balance.

Vesting — Participants are 100% vested in their contributions and actual earnings thereon. Participants become fully vested in the Company Match or annual Mitchell contribution as follows:

Years of Service	Vested Percentage
Less than 1	—%
1	25%
2	50%
3	75%
4 or more	100%

Participants also become fully vested in the Company Match or annual Mitchell contribution upon attainment of normal retirement age, disability or death.

Forfeited Accounts — At December 31, 2014 and 2013, forfeited non-vested accounts totaled $210,205 and $114,716, respectively. These accounts will be used to reduce future Company contributions or to pay administrative expenses. During the years ended December 31, 2014 and 2013, Company contributions were reduced by forfeited non-vested accounts totaling $116,957 and $292,223, respectively.

Notes Receivable from Participants — Participant notes are limited to 50% of the participant’s account balance, not to exceed $50,000. The minimum note amount is $1,000 and participants may have only one note outstanding at any particular time. The notes bear interest at the prime rate, as published on the last business day of the month of note issuance, plus 1%, with a maximum note term of five years for personal notes or 15 years for mortgage notes. The current note portfolio has interest rates that range from 4.25% to 9.75%, and mature from 2015 to 2029.

Payment of Benefits — On separation of service due to termination, death, disability or retirement, a participant (or beneficiaries, in the case of death) may elect to be paid in the form of a single lump sum, installments or a partial distribution. Age 59- 1/2 and hardship in-service withdrawals are also available.

Administrative Expenses — Plan investment management/consulting fees and administrative fees are paid by the Plan; note fees, fund expenses and private investment management fees are paid by the participant. Some administrative expenses may be paid by the Company.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting — The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Investment contracts held by a defined contribution plan are required to be reported at fair value. Contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a collective trust. Contract value for the collective trust is based on the net asset value of the fund as reported by the fund manager. The Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires Plan management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and changes therein. Actual results could differ from those estimates and are subject to change in the near term.

Investment Valuation and Income Recognition — The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Plan’s Investment Committee determines the Plan’s valuation policies utilizing information provided by the investment advisers, custodians and insurance company. See Note 3 for a discussion of fair value measurements.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation includes the Plan’s gains and losses on investments bought, sold and held during the year.

Fair Value Measurement — The fair value measurements hierarchy prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority (“Level 1”) to unadjusted quoted prices in active markets for identical assets and liabilities and the lowest priority (“Level 3”) to unobservable inputs. Fair value measurements primarily based on observable market information are given a “Level 2” priority.

Payment of Benefits — Benefits paid to participants are recorded based on vested participant account balances as of the date of distribution. At both December 31, 2014 and 2013, there were no benefit requests awaiting payment.

Notes Receivable from Participants — Notes receivable from participants are recorded at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant notes are reclassified as distributions based upon the terms of the Plan document. No allowance for credit losses has been recorded as of December 31, 2014 or 2013. If a participant ceases to make loan repayments and the Plan administrator deems the participant loan to be in default, the participant loan balance is reduced and a benefit payment is recorded.

Risks and Uncertainties — The Plan utilizes various investment securities including mutual funds, common collective funds and Snap-on common stock. Investment securities, in general, are exposed to various risks, such as interest rate risk, credit risk and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and those changes could materially affect the amounts reported in the financial statements.

3.	FAIR VALUE MEASUREMENTS

Common collective trust funds are stated at the Net Asset Value (“NAV”) as reported by the fund manager based on the value of the underlying assets. Common collective trust funds with underlying investments in fully benefit-responsive investment contracts are valued at fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the creditworthiness of the issuer. Shares of mutual funds are valued at quoted market prices, which represent the NAV of shares held by the Plan at year end. The fair value of Snap-on common stock is based on the closing price reported in an active market.

The following is a summary, by asset category, of the fair value inputs of the Plan assets as of December 31, 2014:

	Level 1	Level 2	Total
Common collective trusts:
Stable value fund	$—	$45,927,240	$45,927,240
Fixed income funds	—	24,894,281	24,894,281
Mutual funds:
Large cap index funds	80,113,299	—	80,113,299
Mid cap index funds	42,328,619	—	42,328,619
Small cap index funds	27,853,473	—	27,853,473
International funds	17,608,594	—	17,608,594
Target funds (a)	110,707,413	—	110,707,413
Fixed income funds	11,618	—	11,618
Growth funds	39,778,788	—	39,778,788
Other	858,743	—	858,743
Snap-on common stock	41,136,041	—	41,136,041

Total	$360,396,588	$70,821,521	$431,218,109

The following is a summary, by asset category, of the fair value inputs of the Plan assets as of December 31, 2013:

	Level 1	Level 2	Total
Common collective trusts:
Stable value fund	$—	$43,143,497	$43,143,497
Mutual funds:
Large cap index funds	71,191,200	—	71,191,200
Mid cap index funds	38,396,931	—	38,396,931
Small cap index funds	28,629,229	—	28,629,229
International funds	18,718,513	—	18,718,513
Target funds (a)	102,209,982	—	102,209,982
Fixed income funds	25,490,427	—	25,490,427
Growth funds	33,796,551	—	33,796,551
Other	1,119,820	—	1,119,820
Snap-on common stock	31,823,664	—	31,823,664

Total	$351,376,317	$43,143,497	$394,519,814

(a)

This class of funds includes target retirement dates through 2050 with investments in fixed income/bonds, U.S. equity securities and foreign equities. The allocation of fixed income/bonds in each fund ranges from 85% for the Today fund to 10% for the 2050 fund. The allocation of U.S. equity securities ranges from 10% for the Today fund to 61% for the 2050 fund. The allocation of foreign equities ranges from 5% for the Today fund to 29% for the 2050 fund. These funds are intended for investors planning to retire at or near a specific year, seeking to achieve investment returns primarily from appreciation and secondarily from income by investing in equity and fixed income securities. The Plan’s investments have no unfunded commitments, the redemption frequency is daily, and there is no redemption notice that the Plan is required to deliver prior to redemption.

The following table sets forth additional disclosures of the Plan’s Level 2 investments whose fair value is provided by the trustee using net asset value per share as of December 31, 2014 and 2013:

	2014 Fair Value	2013 Fair Value	Unfunded Commitment	Redemption Frequency		Redemption Notice Period
Common collective trusts:
Stable value fund:
T. Rowe Price Stable Value Fund (a)	$45,927,240	$43,143,497	—	Continuously	(b)	N/A	(b)
Fixed income funds:
Prudential Core Plus Bond Fund (c)	24,791,205	—	—	Continuously		N/A
Blackrock U.S. Debt Index Fund (d)	103,076	—	—	Continuously		N/A

Total	$70,821,521	$43,143,497

(a)

This fund invests principally in guaranteed investment contracts and structured synthetic investment contracts. The fund’s objective is to maximize current income consistent with maintenance of principal and to provide withdrawals for certain participant-initiated transactions without penalty or adjustment.

(b)

Units may be redeemed daily to meet benefit payment and other participant-initiated withdrawals. Retirement plans are required to provide either a 12 or 30 month advance written notice prior to redemption. This notice period may be waived at the sole discretion of T. Rowe Price.

(c)

This actively managed fund offers investors exposure to the broad U.S. bond market through investments in U.S. Treasury, agency, corporate, mortgage-backed and asset-backed securities with a goal to outperform the related bond index over a three- to five-year period.

(d)

This passively managed fund invests in an index-based portfolio of U.S. Treasury, agency, corporate, mortgage-backed and asset-backed securities with a goal to track the performance of the related bond index.

4.	INVESTMENTS

Investments that represent 5% or more of the Plan’s net assets at December 31, 2014 and 2013, consist of the following:

	2014	2013
Vanguard Institutional Index Fund	$69,909,225	$62,166,044
T. Rowe Price Stable Value Fund* **	45,261,471	42,540,558
Snap-on common stock*	41,136,041	31,823,664
Vanguard Mid Cap Index Fund	38,032,268	35,103,356
Wells Fargo Advantage DJ Target 2030 Fund	33,712,964	29,122,588
Prudential Core Plus Bond Fund	24,791,205	***
Wells Fargo Advantage DJ Target 2020 Fund	23,948,666	21,038,386
Wells Fargo Advantage DJ Target 2040 Fund	23,912,184	21,744,446
Wells Fargo Advantage DJ Target 2010 Fund	23,689,003	25,779,174
PIMCO Total Return Fund	***	25,414,327

*	Represents a party-in-interest.
**	Common collective trust with interest in fully benefit responsive contracts, at contract value.
***	The PIMCO Total Return Fund was replaced by the Prudential Core Plus Bond Fund in 2014.

During 2014 and 2013, the Plan’s investments (including gains and losses on investments bought and sold and held during the year) appreciated in value as follows:

	2014	2013
Mutual funds	$12,974,876	$45,205,302
Snap-on common stock	8,950,561	9,483,584
Common collective trusts	123,948	—

Total net appreciation in fair value of investments	$22,049,385	$54,688,886

5.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event that the Plan is terminated, participants would become 100% vested in their accounts.

6.	FEDERAL INCOME TAX STATUS

The Internal Revenue Service (“IRS”) has determined and informed the Company by a letter dated September 6, 2012, that the Plan and related trust were designed in accordance with the applicable regulations of the IRC. The Plan has been amended since receiving the determination letter; however, the Company and the Plan administrator believe that the Plan is currently designed and operated in compliance with the applicable requirements of the IRC and that the Plan and related trust continue to be tax-exempt.

7.	RELATED-PARTY AND PARTY-IN-INTEREST TRANSACTIONS

As of December 31, 2014 and 2013, the Plan held 300,834 shares and 290,574 shares, respectively, of Snap-on common stock valued at $41,136,041 and $31,823,664, respectively. During the years ended December 31, 2014 and 2013, Plan purchases of Snap-on common stock totaled $11,112,758 and $6,478,947, respectively, and Plan sales of Snap-on common stock totaled $10,921,956 and $7,620,954, respectively. These investments, as well as the transactions in these investments, qualify as party-in-interest transactions, which are exempt from the prohibited transactions of ERISA. The Plan also invests in a common collective trust fund and mutual funds managed by the Plan’s Trustee.

Fees incurred by the Plan for investment fund management expenses related to party-in-interest transactions are included in net appreciation in fair value of the investment. The above party-in-interest transactions, as well as notes receivable from participants, are not considered prohibited transactions by statutory exemptions under ERISA regulations.

8.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

The reconciliation of net assets available for benefits and changes in net assets available for benefits per the financial statements to the Form 5500 as of December 31, 2014 and 2013, are as follows:

	2014	2013
Statements of net assets available for benefits:
Net assets available for benefits per the financial statements	$439,309,236	$402,054,334

Adjustments from contract value to fair value for interest in fully benefit-responsive investment contracts	665,769	602,939

Net assets available for benefits per Form 5500	$439,975,005	$402,657,273

Statement of changes in net assets available for benefits:
Increase in net assets per the financial statements	$37,254,902	$72,272,607

Adjustments from contract value to fair value for interest in fully benefit-responsive investment contracts	62,830	(1,190,420)

Net income per Form 5500	$37,317,732	$71,082,187

******

SUPPLEMENTAL SCHEDULE FURNISHED

PURSUANT TO

DEPARTMENT OF LABOR’S RULES AND REGULATIONS

SNAP-ON INCORPORATED 401(k) SAVINGS PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4i – SCHEDULE OF ASSETS (HELD AT END OF YEAR)

EIN: 39-0622040 Plan Number: 005

AS OF DECEMBER 31, 2014

(a)	(b) Identity of Issuer/ Description of Investment	(d) Cost	(e) Current Value
	COMMON COLLECTIVE TRUST FUNDS:
*	T. Rowe Price Stable Value Fund	**	$45,927,240
	Prudential Core Plus Bond Fund	**	24,791,205
	Blackrock U.S. Debt Index Fund	**	103,076
	MUTUAL FUNDS:
	Wells Fargo Advantage C&B Large Cap Value Fund	**	10,204,074
	LKCM Small Cap Equity Fund	**	11,539,033
	Wells Fargo Advantage DJ Target Today Fund	**	1,718,691
	Wells Fargo Advantage DJ Target 2010 Fund	**	23,689,003
	Wells Fargo Advantage DJ Target 2020 Fund	**	23,948,666
	Wells Fargo Advantage DJ Target 2030 Fund	**	33,712,964
	Wells Fargo Advantage DJ Target 2040 Fund	**	23,912,184
	Wells Fargo Advantage DJ Target 2050 Fund	**	3,725,905
	Vanguard FTSE All World ex-US Index Fund	**	15,945,725
	Vanguard Institutional Index Fund	**	69,909,225
	Vanguard Growth Index Fund	**	21,915,810
	Vanguard Small Cap Index Fund	**	16,314,440
	Vanguard Mid Cap Index Fund	**	38,032,268
	Aberdeen Emerging Markets Fund	**	1,662,869
*	T. Rowe Price Mid Cap Value Fund	**	4,296,351
*	T. Rowe Price New Horizons Fund	**	10,749,999
*	T. Rowe Price Prime Reserve Fund	**	11,618
*	T. Rowe Price Mid Cap Growth Fund	**	7,112,979
*	T. Rowe Price U.S. Treasury Money Fund	**	858,743
*	SNAP-ON INCORPORATED COMMON STOCK	**	41,136,041
*	NOTES RECEIVABLE FROM PARTICIPANTS (Interest rates ranging from 4.25% to 9.75%; maturing 2015 to 2029)	-0-	8,238,862

	TOTAL ASSETS (Held at end of year)		$439,456,971

* Denotes party-in-interest.

** Cost information not required for participant directed investments.

See accompanying report of independent registered public accounting firm.